Exhibit 99.1
For Immediate Release
PRESS RELEASE


Contacts:
News Media:	Josh Howell		                           	Investors: Julie Stangl
          		402/943-1309		                                 					402/943-1310

           	Steve Ingish
          		402/943-1337


LEVEL 3 COMMUNICATIONS, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


OMAHA, NEBRASKA, May 29, 1998 - Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's Common Stock held as of the close of business on June 10, 1998. The Rights will expire on June 10, 2008.

The Rights are intended to enable all of the Company's stockholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

In a letter being sent to stockholders, James Q. Crowe, president and chief executive officer of Level 3 Communications, Inc., said the Rights Plan is intended to protect the interests of the Company's stockholders in the event the Company is confronted with coercive or unfair takeover tactics. He noted that such tactics include "offers that do not treat all stockholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all stockholders, or other coercive or unfair takeover tactics that could impair the Board's ability to represent stockholders' interests fully."

Crowe stressed, however, that the Rights Plan "is not intended to prevent an acquisition of the Company on terms that your Board considers favorable and fair to, and in the best interests of, all stockholders, and will not do so. The Rights Plan is designed to deal with the serious problem of unilateral actions by hostile acquirers which are calculated to deprive the Company's Board of Directors and its stockholders of their ability to determine the destiny of the Company."

Each Right will entitle stockholders, in certain circumstances, to buy one one-thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $490. The Rights generally will be exercisable and transferable apart from the Common Stock only if a person or group acquires beneficial ownership of 15 percent or more of the Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the Common Stock.

If any person becomes the beneficial owner of 15 percent or more of the Company's Common Stock other than pursuant to an offer for all shares which is fair to and otherwise in the best interests of the Company and its stockholders, then each Right not owned by a 15 percent or more shareholder or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become a 15 percent or more stockholder, the Company is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells 50 percent or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a value of twice the Right's exercise price.

The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public disclosure that a person or group has become the beneficial owner of 15 percent or more of the Company's Common Stock.

Details of the Stockholder Rights Plan are outlined in a summary of the Rights Plan, which will be mailed to stockholders.

About Level 3 Communications
Level 3 is a communications and information services company building an advanced Internet Protocol (IP) technology based network across the U.S. that is expected to be completed in phases by 2001. To provide service in the interim, Level 3 has signed an agreement to lease capacity on a national network over which it will be able to offer advanced IP-based services in selected cities beginning in the third quarter of 1998. Level 3 will be the first company to combine both local and long distance IP technology based networks connecting customers end-to-end across the U.S. The company will focus primarily on the business market using its network to provide a full range of communications services -- including local, long distance and data transmission as well as other enhanced services and Internet access services. Plans also call for the company to expand internationally. Level 3's common stock is traded on the Nasdaq National Market under the symbol LVLT. Its World Wide Web address is www.L3.com.